||| GOLDEN                                Guaranteed Death
   |||||| AMERICAN                              Benefit and Transfer Endorsement
  ||||||| LIFE INSURANCE
    ||||| COMPANY

Golden American is a stock company domiciled in Delaware.
--------------------------------------------------------------------------------

On the Endorsement Effective Date, the provisions of the Contract to which this endorsement is attached are amended as follows. If no Endorsement Effective Date is shown, the Endorsement Effective Date is the same as the Contract Date. Where used in this Endorsement, the term Contract shall include any Certificate to which this Endorsement is attached. Where the provisions of this Endorsement conflict with the provisions of the Contract as of the Endorsement Effective Date, the provisions of this Endorsement will control.

Death Benefit
-------------
The Death Benefit is the greatest of (i) and (ii) below, where:

     (i) is the Accumulation Value less any Credits applied within [12] months of the date of death; and
     (ii) is the Cash Surrender Value;

Deductions from the Divisions
-----------------------------
Mortality and Expense Risk Charge - We deduct a charge from the assets in each Separate Account division on a daily basis of not more than [0.004697]% (equivalent to an annual maximum rate of [1.70]%) for mortality and expense risks. The charge is not deducted from the Fixed Account or General Account accumulation values.

RESTRICTED FUNDS
----------------
Restricted Funds are subject to limits as to amounts which may be invested or transferred into such divisions. Restricted Funds, if any, applicable to this Endorsement on the Endorsement Effective Date, are shown on the last page of this Endorsement. The designation of a division as a Restricted Fund may be changed upon 30 days notice to the Owner with regard to future transfers and premium payments into such division. When a new division is made available it may be designated as a Restricted Fund. If so designated, the rules regarding its restrictions will be sent to the Owner. Shown below are the total Contract limits for Restricted Funds.

                                    Thresholds
         -----------------------------------------------------------------------
                     Maximum
                  Allocation % of             Maximum
                 Accumulation Value           Premium %              Dollar Cap
                 ------------------           --------               ----------
Contract Limits      30%                      99.999%                $9,999,999

Thresholds
----------
Each Restricted Fund has one or more thresholds at which point no further amounts may be allocated to that division. Compliance with a threshold is verified whenever there is a transaction initiated which is subject to such threshold (premium payments, transfers, withdrawals). A threshold is applied to the total Accumulation Value of each Restricted Fund. Thresholds may be changed by the Company for new premiums, transfers or withdrawals by Restricted Fund upon 30 day notice.


GA-RA-1044-5 (01/02)

Dollar Cap
----------
The Dollar Cap is the dollar amount at which no further Accumulation Value may be added to Restricted Funds.

Premium Threshold
-----------------
The threshold for premium by Restricted Fund limits the amount of any premium which may be allocated to that division. Should a request for allocation to a Restricted Fund exceed the limit in effect for that division or for the Contract, any excess over that amount shall be allocated prorata to any non-Restricted Fund(s) in which the contract is then invested. Should the Contract not be invested in other non-Restricted Funds, the excess will be invested in the Specially Designated Division unless we receive written instructions to do otherwise. Premium allocations must also satisfy the Allocation Threshold.

Allocation Threshold
--------------------
Allocations into a Restricted Fund are limited to that amount such that the Accumulation Value in that Restricted Fund after such allocation does not exceed the threshold for that division and does not cause the Contract's total limit on allocation to Restricted Funds to be exceeded. If the amount of an allocation would cause either limit to be exceeded, the allocation will only be executed to the extent the lower limit would allow.

Allocations from a Restricted Fund will be allowed even if the amount remaining in the Restricted Fund after an allocation exceeds the allocation threshold. If a program of allocations over time is authorized by us, verification of the threshold will be performed at the initiation of such program. If such program is modified at a later date, a testing of thresholds will be done at that time.

Thresholds - Effect on Withdrawals
----------------------------------
If a withdrawal is requested while any Accumulation Value is allocated to Restricted Funds and the Allocation Threshold percentage is currently exceeded, the percentage for funds invested in Restricted Funds for the total Contract, after taking into account the withdrawal, may not be higher than prior to the withdrawal. Should the calculated effect of a withdrawal result in the total Contract threshold being exceeded, the excess portion of the withdrawal will be processed prorata from all variable divisions.

Systematic withdrawals, while the Contract has investments in Restricted Funds, if not withdrawn prorata from all divisions, shall be monitored annually to assure threshold compliance. Should the effect of such withdrawals cause a Restricted Fund to exceed its threshold, the divisions from which the withdrawals are processed may be adjusted to assure that the percentage of Accumulation Value in the Restricted Funds does not increase.

Threshold Processing
--------------------
For the purpose of calculating any thresholds, the values for the divisions will be determined using the prior day's closing index of investment experience.

All other provisions of the Contract to which this Endorsement is attached remain unchanged.

Endorsement Effective Date:



Signed:

        /s/Keith Gubbay
                        President

Restricted Funds
     [None]